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                                                                    EXHIBIT 99.1


              TRINITY INDUSTRIES, INC.'S LEASING SUBSIDIARY ISSUES
                      $170 MILLION IN SENIOR SECURED NOTES

         Dallas, TX, February 15, 2002 -- Trinity Industries, Inc. (NYSE: TRN) announced today its wholly-owned leasing subsidiary, Trinity Industries Leasing Company, completed a private placement of $170 million of notes which are secured by certain of the subsidiary's leased railcars and are guaranteed by Trinity. Proceeds from the offering will be used to repay bank debt including a bridge loan used to fund the cash portion of the purchase price of Thrall Car Manufacturing Company.

          "By adding long term debt with an average maturity of over five years and no principal amortization for three years, we believe this is an important improvement to Trinity's consolidated capital structure", said Neil Shoop, Treasurer. "The final balloon principal payment is in 2009", added Shoop.

         The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

         Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity operates through five principal business segments: the Railcar Group, the Industrial Products Group, the Construction Products Group, the Inland Barge Group, and the Parts and Services Group. Trinity's web site may be accessed at www.trin.net